Exhibit 10(z1)

March 28, 1997

Mr. Michael Torto
32 Boston Road
Westford, MA 01886

Dear Mike:

I am delighted to offer you the position of Vice President of Marketing for Interleaf, Inc. Our company is at a very important juncture. Tremendous opportunities for success are within our sights, but there is work to be done. Your credentials and energy are very impressive. I am sure that you will have a positive influence on our results.

The Vice President of Marketing position is one of the most important officer level positions in our company. You will be responsible for all aspects of marketing strategy, planning, programming and organizational development. As a direct report to the Chief Executive Officer, you will also be asked to participate in developing our long-term strategy and operating plans. The base salary for the Vice President of Marketing position is $165,000. In addition to the base salary, we have developed an incentive compensation program that is designed to reward you for meeting quarterly performance goals. The incentive compensation program will provide you with a bonus of $100,000 upon achievement of mutually agreed to revenue and profit targets and an escalation bonus should you exceed the target. The incentive bonuses will be distributed to you in quarterly amounts of $25,000 for 100% revenue and profit attainment. For under/over attainment, the bonus payment will be made utilizing the following formula:

            At 80% of goal for the quarter, you will be paid $15,000. At 90% of goal for the quarter, you will be paid $20,000. At 100% of goal for the quarter, you will be paid $25,000. At 125% of goal for the quarter, you will receive $30,000. At each 25% above 125% of goal for the quarter, you will receive $10,000.

The total annual on target compensation for this position is $265,000. The incentive compensation goals will be determined as part of the planning process that is currently underway. I am excited to have you participate in this planning process to insure that the goals that are developed reflect your input. Please note that there is no limit to your incentive compensation. I fully intend to reward you for achievement above and beyond the defined targets.
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I am also delighted to offer you 200,000 stock options. The price of the options will be based upon the then current price on your start date. The options will vest over a 4 year period with additional provision made for a 75% vesting of all your shares in the event of a majority acquisition of Interleaf. As we discussed, I am fully committed to having you achieve your long-term compensation goals. If we can demonstrate results that create even moderate market demand for the Interleaf stock, you could realize your goal of $1,000,000 in personal worth within the four year period.

Your compensation will also include a complete executive benefits program. Details regarding this program are appended to the offer.

I am very much looking forward to your joining our team. I know that you will do an outstanding job in this critical role. Your expected start date is April 14, 1997. It is critical that you join us for the AIIM conference. Please indicate your acceptance and agreement with the terms of this employment offer by signing below. Again, we look forward to your joining the team.

Sincerely,


/s/ Robert Langer
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Robert Langer
Chief Financial Officer

Accepted:


/s/ Michael Torto          3/29/97
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Michael Torto               Date: